UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 22, 2018

LONGWEN GROUP CORP.

(Exact name of registrant as specified in its charter)

Nevada	0-11596	95-3506403
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7702 E. Doubletree Ranch Road, Suite 300

Scottsdale, Arizona 85258

 (Address of Principal Executive Offices) (Zip Code)

(480) 607-4393

(Registrant’s telephone number, including area code)

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2018, the Company appointed Mr. Lizhon Lu as a member of the its Board of Directors.

Mr. Lizhou Lu (Age 55). Mr. Lu currently is the Chief Executive Officer of Chongzhou Zhoucai Auto Parts Co. Ltd., located in Chongzhou City, China. He has occupied that position since March 2015. Mr. Lu has numerous years of management experience, including organizational operations and based on this experience, the Company determined to appoint Mr. Lu to its Board of Directors. Mr. Lu has a Master’s Degree in Nanjin Naval Command College in 2002.

There is no arrangement or understanding between the new director and any other persons pursuant to which new director was selected as a director of the Company. The Company has not determined what if any committee the new director will serve on behalf of the Company. There have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which our new director had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which our new director is a party or in which he participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Longwen Group Corp.

By: /s/ Mr. Xi Zhen Ye

Name: Mr. Xi Zhen Ye

Title:   Chief Executive Officer

Dated:

August 23, 2018

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